UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 14, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

Glass Lewis Joins ISS in Supporting Snow Park’s Case for Change and Recommending Front Yard Stockholders Vote the Blue Proxy Card

Leading Proxy Advisory Firms Together Recommend Stockholders Vote the BLUE Proxy Card FOR Lazar Nikolic, Leland Abrams and Jeffrey Pierce

Glass Lewis Believes There is Clear Cause for Stockholders to Support Board-Level Change At This Time Based on the Company’s Poor Execution, Substantial Debt and Peer-Worst Cost Structure

ISS Also Believes Change is Warranted on Front Yard’s Board Given the Company’s Long-Term Underperformance, Ineffective Strategy and Weak Corporate Governance

Snow Park Urges Stockholders Seeking Checks-and-Balances and a Path to NAV Realization to Vote FOR All Three of Its Highly-Qualified, Independent Nominees on the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has endorsed its case for change at Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”). Glass Lewis recommends that stockholders vote the BLUE proxy card FOR the election of Snow Park’s highly-qualified and independent nominees – Leland Abrams and Lazar Nikolic – to Front Yard’s Board of Directors (the “Board”) at the Company’s upcoming annual meeting on May 23, 2019. This comes on the heels of Institutional Shareholder Services Inc. (“ISS”) already endorsing a majority of Snow Park’s nominees – including Jeffrey Pierce – and recommending that stockholders vote the BLUE proxy card.

Stockholders who agree that greater urgency is needed to effect change at Front Yard should vote the BLUE proxy card to elect all three of Snow Park’s full slate of nominees. Our nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – possess strong real estate pedigrees, robust mortgage and financial services experience, and deep knowledge of effective corporate governance practices in the Real Estate Investment Trust (“REIT”) sector. Our nominees also understand the fundamentals and operating realities of the single-family residential market due to their respective experiences analyzing, investing in, and overseeing the management of individual properties across various markets. These are the types of qualifications that Front Yard’s current Board lacks, in our view, as evidenced by its track record of approximately $500 million in value destruction since 2015 and recent approval of the amended external management agreement with Altisource Asset Management Corporation (“AAMC”). If elected, our nominees will be laser-focused on bringing independent ownership perspectives to the boardroom and helping implement a credible business plan for finally realizing management’s stated Net Asset Value (“NAV”) of $17.50 per share.1

1 A NAV of $17.50 was set forth in Front Yard’s February 2019 earnings call transcript.

In its full report, Glass Lewis joined ISS in reaffirming Snow Park’s criticisms of Front Yard’s poor long-term performance, numerous strategic lapses, and weak corporate governance. Glass Lewis concluded that stockholders should vote on the BLUE proxy card:2

•	“On the whole, we believe Snow Park ultimately presents a much more compelling case, as Front Yard has, in our view, failed to complete its transition to an SFR focused REIT in a manner that supports meaningful revenue growth, without also incurring disproportionately substantial debt and creating a peer-worst cost structure.”
•	“The adverse implications of this effort are readily reflected in Front Yard's demonstrably laggard trading price, a central consideration which Front Yard makes no substantive effort to address across its extensive materials. In lieu thereof, the sitting board has arguably exacerbated the divide by executing a new five-year contract with its underperforming manager -- an entity conspicuously lead and overseen by Front Yard's CEO -- which includes no fee-based connection to total shareholder returns, but which does determine to include a new termination provision at the very time AAMC's value to investors has been publicly called into question.”
•	“Against this backdrop, we believe there is clearly sufficient cause for investors to support incremental change at the board level at this time.”

Glass Lewis’ report highlights that Front Yard would benefit from the inclusion of new members with industry exposure and a focus on preserving and enhancing shareholder returns:

•	“Abrams and Nikolic bring relevant industry experience -- principally residential mortgage backed securities in the case of Mr. Abrams and exposure to single-family property investment for Mr. Nikolic -- and, as an extension of their respective firms' exposure to Front Yard's common shares, an ownership and shareholder value mentality which seems to be nearly vacant within the current board group.”

Glass Lewis is aligned with Snow Park in its assessment of Front Yard’s performance factors:

•	“Among other things, we note Front Yard fails to substantively benchmark or contextualize any of its reported performance figures across its materials, essentially leaving shareholders to assume the disclosed operational and financial metrics -- for instance, those report on slide 17 of the Company's principal investor deck -- are compelling.”
•	“Conspicuously absent from this discussion -- in many cases despite frequent overarching references to delivering or protecting shareholder value -- is any analysis of Front Yard's TSR or even a modest rebuttal to Snow Park's repeated, pointed critiques of Front Yard's returns.”
•	“A standard review of this summary metric indicates what we expect is the likely reason for the omission of TSR from management's case: Front Yard is clearly a heavy laggard relative to its closest peers.”

2 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

As previously disclosed, ISS concluded that stockholders should vote on the BLUE proxy card and laid out in its report a number of Front Yard’s long-term performance issues, strategic lapses, and governance weaknesses:3

•	“The dissident has presented a compelling case that board change is warranted. Since [George] Ellison's succession as CEO, the board has overseen value destruction driven by RESI's transition to a fully single-family rental-focused REIT, a process in which it has been unable to gain sufficient scale, has taken on too much debt, and has been unable to derive a sufficient return on acquisitions. These factors, along with a governance structure that is disconnected from the interests of shareholders, justifies the addition of at least two dissident nominees.”
•	“ISS measured TSR from Ellison's succession as CEO in mid-2015 (which will also approximate initiation of the strategy shift for purposes of this analysis) through March 29, 2019 (the unaffected date), as well as over the trailing one, three, and five years. ISS compared the returns to the FTSE NAREIT All Equity REITs Index and to those of peers (AMH and INVH – identified by both RESI and the dissident as RESI's closest public peers) […] RESI delivered negative returns and underperformed the comparators over all four measurement periods.”
•	“That RESI has contended with four activist situations over the period is emblematic of the disconnect between the board and the investor base. It is clear from this alone that the actions of the board have been misaligned with the priorities of shareholders.”

Jeffrey Pierce, Founder and Managing Partner of Snow Park, commented:

“We are very pleased that Glass Lewis has joined ISS in supporting Snow Park’s case for change and are recommending Front Yard stockholders vote on the BLUE proxy card. Between the two leading proxy advisory firms, all three of our highly-qualified and independent nominees have now received recommendations — reinforcing Snow Park’s view that they possess the right experience and expertise to help unlock the tremendous untapped value that remains embedded in the Company’s underperforming shares. If elected, our nominees will bring ownership perspectives to the boardroom and stand for increased accountability, improved strategic thinking and execution, and stockholder-friendly governance policies. We will also install checks and balances to ensure stockholders’ interests always come first. If elected, our nominees look forward to working cooperatively with the remaining incumbent directors to help drive these achievable and practical improvements.

As stockholders assess the findings of both Glass Lewis and ISS, we believe it is important to focus on the irrefutable facts related to Front Yard’s years of value destruction, poor strategic execution, unsustainable debt and excessively high costs. By objectively evaluating the past and present, we believe stockholders will conclude that the future envisioned by our slate is a far superior one that can be realized with the right Board.”

3 Permission to quote ISS was neither sought nor obtained. Emphases added.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – on the BLUE proxy card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

VISIT WWW.RENEWRESI.COM TODAY.

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

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Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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